                                                                     Exhibit 5.1



                                November 15, 2001



Novadigm, Inc.
One International Blvd.
Suite 200
Mahwah, NJ  07495


        Re:    Registration Statement on Form S-8


Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 19, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,297,000 shares of your Common Stock (the "Shares") under the Novadigm, Inc. 2000 Stock Option Plan and the Novadigm, Inc. 1999 Nonstatutory Stock Option Plan, (collectively the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                        Very truly yours,


                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ Wilson Sonsini Goodrich & Rosati